Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following description of the share capital of Keenova Therapeutics plc (“Keenova” or the “Company”) is a summary. This summary does not purport to be complete and is qualified in its entirety by reference to the Irish Companies Act 2014 (the “Companies Act”) and the complete text of Keenova’s memorandum and articles of association (the “Memorandum and Articles of Association”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. You should read those laws and documents carefully. As used in this exhibit, “we,” and “our” refer to Keenova.

Description of Ordinary Shares

Legal Name; Formation; Fiscal Year; Registered Office

The legal name of the company is Keenova Therapeutics public limited company. Keenova was incorporated in Ireland as a public limited company on January 9, 2013 with company registration number 522227. Keenova’s fiscal year ends on 31 December and Keenova’s registered address is College Business & Technology Park, Cruiserath, Blanchardstown, Dublin 15, Ireland.

Share Capital

The authorized share capital of Keenova is $3,005,000,000 and €25,000 , divided into 500,000,000 ordinary shares with a par value of $0.01 per share, 3,000,000,000,000 preferred shares with a par value of $0.001 per share and 25,000 ordinary A shares with a par value of €1.00 per share.

Keenova may issue shares subject to the maximum prescribed by its authorized share capital contained in its Memorandum and Articles of Association.

As a matter of Irish company law, the directors of a company may cause the company to issue new ordinary or preferred shares without shareholder approval once authorized to do so by the articles of association of the company or by an ordinary resolution adopted by the shareholders at a general meeting. Under the Memorandum and Articles of Association, the board of directors of Keenova was granted authority to issue shares up to the amount of its authorized share capital. This authority will expire five years from the date on which the Memorandum and Articles of Association were adopted, at which point it may be renewed by the shareholders of the company by an ordinary resolution. An ordinary resolution requires over 50% of the votes of a company’s shareholders cast at a general meeting (in person or by proxy).

The authorized share capital may be increased or reduced (but not below the number of issued ordinary shares, preferred shares or ordinary A shares, as applicable) by way of an ordinary resolution of Keenova’s shareholders, but not below the number of shares then outstanding. The shares comprising the authorized share capital of Keenova may be divided into shares of such par value as the resolution prescribes.

The rights and restrictions to which the ordinary shares are subject are prescribed in Keenova’s Memorandum and Articles of Association. Keenova’s Memorandum and Articles of Association entitle the board of directors, without shareholder approval, to determine the terms of the preferred shares issued by Keenova. Preferred shares may be preferred as to dividends, rights on a winding up, voting or in such manner as the directors of Keenova may resolve. The preferred shares may also be redeemable at the option of the holder of the preferred shares or at the option of Keenova, and may be convertible into or exchangeable for shares of any other class or classes of Keenova, depending on the terms of such preferred shares. The issuance of preferred shares is subject to applicable law.

Irish law does not recognize fractional shares held of record; accordingly, Keenova’s Memorandum and Articles of Association do not provide for the issuance of fractional ordinary shares of Keenova, and the official Irish register of Keenova will not reflect any fractional ordinary shares.

Whenever an alteration or reorganization of the share capital of Keenova would result in any Keenova shareholder becoming entitled to fractions of a share, the Keenova board of directors may, on behalf of those shareholders that would become entitled to fractions of a share, arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion among the shareholders who would have been entitled to the fractions. For the purpose of any such sale the board may authorize some person to transfer the shares representing fractions to the purchaser, who shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

Preemption Rights, Share Warrants and Share Options

Under Irish law, certain statutory preemption rights apply automatically in favor of Keenova’s shareholders where securities are to be issued for cash, unless Keenova is authorized to opt out of these preemption rights. Under the Memorandum and Articles of Association, Keenova has opted out of these pre-emption rights for a period of five years. This opt-out will expire five years from the date on which the Memorandum and Articles of Association were adopted, at which point it may be renewed by the shareholders of the company by a special resolution of the shareholders. A special resolution requires not less than 75% of the votes of Keenova’s shareholders cast at a general meeting (in person or by proxy). If the opt-out is not renewed, shares issued for cash must be offered to pre-existing shareholders of Keenova pro-rata to their existing shareholding before the shares can be issued to any new shareholders. The statutory preemption rights do not apply where shares are issued for non-cash consideration (such as in a stock-for-stock acquisition) and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or when shares are issued pursuant to an employee option or similar equity plan.

The Memorandum and Articles of Association of Keenova provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which Keenova is subject, the board is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the board deems advisable, options to purchase or subscribe for such number of shares of any class or classes or of any series of any class as the board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Companies Act provides that directors may issue share warrants or options without shareholder approval once authorized to do so by the memorandum and articles of association or an ordinary resolution of shareholders. Under Irish law, the board may issue shares upon exercise of validly issued warrants or options without shareholder approval or authorization.

Dividends

Under Irish law, dividends and distributions may only be made from “distributable reserves.” Distributable reserves, broadly, means the accumulated realized profits of Keenova less accumulated realized losses of Keenova and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless the net assets of Keenova are equal to, or in excess of, the aggregate of Keenova’s called up share capital plus its undistributable reserves and the distribution does not reduce Keenova’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which Keenova’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed Keenova’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not Keenova has sufficient distributable reserves to fund a dividend must be made by reference to the “relevant financial statements” of Keenova. The “relevant financial statements” are either the last set of unconsolidated annual audited financial statements or unaudited financial statements prepared in accordance with the Companies Act, which give a “true and fair view” of Keenova’s unconsolidated financial position and accord with accepted accounting practice.

The mechanism as to who declares a dividend and when a dividend becomes payable is governed by the Memorandum and Articles of Association of Keenova. Keenova’s Memorandum and Articles of Association authorize the directors to declare such dividends as appear justified from the profits of Keenova without the approval of the shareholders at a general meeting. The board of directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting. Any general meeting declaring a dividend and any resolution of the directors declaring a dividend may direct that the payment be made by distribution of assets, shares or cash, no dividend issued may exceed the amount recommended by the directors. No dividend issued may exceed the amount recommended by the directors. The dividends can be declared and paid in the form of assets, shares or cash.

The directors of Keenova may deduct from any dividend payable to any shareholder all sums of money (if any) immediately payable by such shareholder to Keenova in relation to the shares of Keenova.

The directors of Keenova are also entitled to issue shares with preferred rights to participate in dividends declared by Keenova. The holders of such preferred shares may, depending on their terms, be entitled to claim arrears of a declared dividend out of subsequently declared dividends in priority to ordinary shareholders. The holders of ordinary A shares are not entitled to receive any dividend.

Share Repurchases and Redemptions

Overview

Keenova’s Memorandum and Articles of Association provide that unless the board of directors specifically resolves to treat such acquisition as a purchase for the purposes of the Companies Act, any ordinary share or an interest in any ordinary share which Keenova has acquired or agreed to acquire from a third party is deemed to be a redeemable share. Accordingly, for Irish company law purposes, the repurchase of ordinary shares by Keenova may technically be effected as a redemption of those shares as described below under “—Share Repurchases and Redemptions—Repurchases and Redemptions by Keenova.” If such shares were not to be deemed to be redeemable shares, their repurchase by Keenova would be subject to additional requirements imposed by Irish law. Neither Irish law nor any constituent document of Keenova places limitations on the right of non-resident or foreign owners to vote or hold Keenova ordinary shares. Except where otherwise noted, when we refer elsewhere in this exhibit to repurchasing or buying back ordinary shares of Keenova, we are referring to the redemption of ordinary shares by Keenova or the purchase of Keenova ordinary shares by a subsidiary of Keenova, in each case in accordance with the Keenova Memorandum and Articles of Association and Irish company law as described below.

Repurchases and Redemptions by Keenova

Under Irish law, a company can issue redeemable shares and redeem them out of distributable reserves (which are described above under “—Dividends”) or the proceeds of a new issue of shares for that purpose. The issue of redeemable shares may only be made by Keenova where the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of Keenova. All redeemable shares must also be fully paid and the terms of redemption of the shares must provide for payment on redemption. Based on the provision of Keenova’s Memorandum and Articles of Association described above, shareholder approval is not required to redeem Keenova ordinary shares.

The board of directors of Keenova is also entitled to issue preferred shares which may be redeemed at the option of either Keenova or the shareholder, depending on the terms of such preferred shares. For additional information on redeemable shares, see “—Share Capital.”

Keenova may also be given an additional general authority by its shareholders to purchase its own shares as overseas market purchases on a recognized stock exchange such as the New York Stock Exchange or the Nasdaq stock market, which would take effect on the same terms and be subject to the same conditions as applicable to purchases by Keenova’s subsidiaries as described below.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by Keenova at any time must not exceed 10% of the nominal value of the issued share capital of Keenova. While Keenova holds shares as treasury shares, it cannot exercise any voting rights in respect of those shares. Treasury shares may be cancelled by Keenova or re-issued subject to certain conditions.

Purchases by Subsidiaries of Keenova

Under Irish law, it may be permissible for an Irish or non-Irish subsidiary to purchase ordinary shares of Keenova either as overseas market purchases on a recognized stock exchange or off-market. A general authority of the shareholders of Keenova is required to allow a subsidiary of Keenova to make on-market purchases of Keenova ordinary shares; however, as long as this general authority has been granted, no specific shareholder authority for a particular on-market purchase by a subsidiary of Keenova ordinary shares is required.

In order for a subsidiary of Keenova to make an on-market purchase of Keenova’s ordinary shares, such shares must be purchased on a “recognized stock exchange.” Each of the New York Stock Exchange and the Nasdaq stock market are specified as a recognized stock exchange for this purpose by Irish company law.

For an off-market purchase by a subsidiary of Keenova, the proposed purchase contract must be authorized by special resolution of the shareholders of Keenova before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution, the purchase contract must be on display or must be available for inspection by shareholders at the registered office of Keenova.

The number of shares held by the subsidiaries of Keenova at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of Keenova. While a subsidiary holds Keenova ordinary shares, it cannot exercise any voting rights in respect of those shares. The acquisition of the ordinary shares of Keenova by a subsidiary must be funded out of distributable reserves of the subsidiary.

Lien on Shares, Calls on Shares and Forfeiture of Shares

Keenova’s Memorandum and Articles of Association provide that Keenova will have a first and paramount lien on every share for all moneys, whether presently due or not, payable in respect of such Keenova ordinary share. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. These provisions are standard inclusions in the memorandum and articles of association of an Irish company limited by shares such as Keenova and will only be applicable to Keenova shares that have not been fully paid up.

Bonus Shares

Under Keenova’s Memorandum and Articles of Association, the board may resolve to capitalize any amount for the time being standing to the credit of Keenova’s reserves accounts or to the credit of the profit and loss account which is not available for distribution by applying such sum in paying up in full unissued shares to be allotted as fully paid-up bonus shares to shareholders of Keenova who would have been entitled to that sum if it were distributable and had been distributed by way of dividend (and in the same proportions).

Consolidation and Division; Subdivision

Under the Memorandum and Articles of Association, Keenova may, by ordinary resolution, consolidate and divide all or any of its share capital into shares of larger par value than its existing shares or subdivide its shares into smaller amounts than are fixed by its Memorandum and Articles of Association.

Reduction of Share Capital

Keenova may, by ordinary resolution, reduce its authorized but unissued share capital in any way. Keenova also may, by special resolution and subject to confirmation by the Irish High Court, reduce or cancel its issued share capital (which includes share premium) in any way permitted by the Companies Act.

Annual General Meetings of Shareholders

Keenova held its first annual general meeting on March 20, 2014, and is required to hold subsequent annual general meetings at intervals of no more than 15 months thereafter, provided that an annual general meeting is held in each calendar year following the first annual general meeting, no more than nine months after Keenova’s fiscal year end. Any annual general meeting may be held outside Ireland pursuant to the Memorandum and Articles of Association and subject to the requirements of Irish law. Because of the 15-month requirement described in this paragraph, Keenova’s Memorandum and Articles of Association include a provision reflecting this requirement of Irish law.

Notice of an annual general meeting must be given to all Keenova shareholders and to the auditors of Keenova. The Memorandum and Articles of Association of Keenova provide for a minimum notice period of 21 days, which is the minimum permitted under Irish law.

The only matters which must, as a matter of Irish company law, be transacted at an annual general meeting are the review by the members of the company’s affairs, presentation of the statutory financial statements and reports of the directors and auditors, the appointment of new auditors and the fixing of the auditor’s remuneration (or delegation of same). If no resolution is made in respect of the reappointment of an existing auditor at an annual general meeting, the existing auditor will be deemed to have continued in office.

At any annual general meeting, only such business may be conducted as has been brought before the meeting (i) by or at the direction of the board of directors, (ii) in certain circumstances, at the direction of the Irish High Court, (iii) as required by law or (iv) such business that the chairman of the meeting or the board of directors determines is properly brought before the meeting. Shareholders entitled to vote at an annual general meeting may make nominations of candidates for election to the board of directors pursuant to the Memorandum and Articles of Association.

Extraordinary General Meetings of Shareholders

Extraordinary general meetings of Keenova may be convened by (i) the board of directors, (ii) on requisition of the shareholders holding not less than 10% of the paid-up share capital of Keenova carrying voting rights, (iii) on requisition of Keenova’s auditors upon their resignation or (iv) in exceptional cases, by court order. Extraordinary general meetings are generally held for the purposes of approving shareholder resolutions of Keenova as may be required from time to time. At any extraordinary general meeting only such business shall be conducted as is either (i) set forth in the notice of the meeting, (ii) brought before the meeting by or at the direction of the board of directors, or (iii) properly brought before the meeting by any members of Keenova pursuant to the valid exercise of power granted to them under the Companies Act and in accordance with the Memorandum and Articles of Association.

Notice of an extraordinary general meeting must be given to all Keenova shareholders and to the auditors of Keenova. Under Irish law and the Memorandum and Articles of Association, the minimum notice periods are 21 days’ notice in writing for an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting. General meetings may be called by shorter notice in accordance with the terms of the Companies Act.

In the case of an extraordinary general meeting convened by shareholders of Keenova, the proposed purpose of the meeting must be set out in the requisition notice. The requisition notice can contain any resolution. Upon receipt of this requisition notice, the board of directors has 21 days to convene a meeting of Keenova’s shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of the receipt of the requisition notice.

If the directors become aware that the net assets of Keenova are half or less of the amount of Keenova’s called-up share capital, the directors of Keenova must convene an extraordinary general meeting of Keenova’s shareholders not later than 28 days from the date that they learn of this fact. This meeting must be convened for the purposes of considering whether any, and if so what, measures should be taken to address the situation.

Voting

Where a vote is to be taken at a general meeting, every shareholder has one vote for each ordinary share that he or she holds as of the record date for the meeting. Voting rights may be exercised by shareholders registered in Keenova’s share register as of the record date for the meeting or by a duly appointed proxy of such a registered shareholder, which proxy need not be a shareholder. Where interests in shares are held by a nominee trust company, this company may exercise the rights of the beneficial holders on their behalf as their proxy. All proxies must be appointed in the manner prescribed by Keenova’s Memorandum and Articles of Association.

The Memorandum and Articles of Association of Keenova permit the appointment of proxies by the shareholders to be notified to Keenova electronically.

Except where a greater majority is required by the Companies Act, any question, business or resolution proposed at any general meeting shall be decided by a simple majority of the votes cast.

Keenova’s Memorandum and Articles of Association provide that all resolutions are decided on a poll. In the case of an equality of votes on a poll, the chair of the meeting has a casting vote.

In accordance with Keenova’s Memorandum and Articles of Association, the board of directors may from time to time cause Keenova to issue preferred or any other class or series of shares. These shares may have such voting rights, if any, as may be specified in the terms of such shares (i.e. they may carry more votes per share than ordinary shares or may entitle their holders to a class vote on such matters as may be specified in the terms of the shares).

The holders of ordinary A shares shall not be entitled to receive notice of, nor attend, speak or vote at, general meetings of shareholders. Treasury shares and shares held by subsidiaries will not be entitled to vote at general meetings of shareholders.

Irish company law requires “special resolutions” of the shareholders at a general meeting to approve certain matters. A special resolution requires not less than 75% of the votes cast of Keenova’s shareholders present in person or by proxy at a general meeting. This may be contrasted with “ordinary resolutions,” which require a simple majority of the votes of Keenova’s shareholders cast in person or by proxy at a general meeting. Examples of matters requiring special resolutions include:

•amending the objects (i.e., main purposes) of Keenova;
•amending the Memorandum and Articles of Association of Keenova;
•approving a change of name of Keenova;
•authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or a person who is deemed to be “connected” to a director for the purposes of the Companies Act;
•opting-out of preemption rights on the issuance of new shares;
•re-registration of Keenova from a public limited company to a private company;
•variation of class rights attaching to classes of shares;
•purchasing Keenova’s ordinary shares off-market;
•any reduction of Keenova’s issued share capital;
•resolving that Keenova be wound up by the Irish courts;
•sanctioning a compromise/scheme of arrangement;
•resolving in favor of a shareholders’ voluntary winding-up;
•re-designation of shares into different share classes; and
•setting the re-issue price of treasury shares.

Unanimous Shareholder Consent to Action Without Meeting

The Companies Act provides that shareholders may approve an ordinary or special resolution of shareholders without a meeting only if (a) all shareholders entitled to attend and vote on such resolution sign the written resolution and (b) the company’s memorandum and articles of association permit written resolutions of shareholders. Keenova’s Memorandum and Articles of Association permit unanimous written resolutions of shareholders entitled to attend and vote on such resolution, subject to the Companies Act and the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Variation of Class Rights Attaching to Shares

Variation of all or any special rights attached to any class of shares of Keenova is addressed in the Memorandum and Articles of Association of Keenova as well as the Companies Act. Any variation of class rights attaching to the issued shares of Keenova must be approved by a special resolution of the shareholders of the class affected. Keenova’s Memorandum and Articles of Association expressly provide that any issue of preferred shares

(whatever the rights attaching to them) will be deemed not to be a variation of the rights of ordinary shareholders.

The provisions of the Memorandum and Articles of Association of Keenova relating to general meetings shall apply to every such general meeting of the holders of any class of shares with certain exceptions in relation to quorum and voting.

Quorum for General Meetings

The presence, in person or by proxy, of the holders of shares in Keenova entitling them to exercise a majority of the voting power of Keenova constitutes a quorum for the conduct of business. No business may take place at a general meeting of Keenova if a quorum is not present in person or by proxy. The board of directors has no authority to waive quorum requirements stipulated in the Memorandum and Articles of Association of Keenova. Abstentions and broker non-votes will be counted as present for purposes of determining whether there is a quorum in respect of the proposals.

Requirements for Advance Notification of Director Nominations and Proposals of Shareholders

Keenova’s Memorandum and Articles of Association provide that with respect to an annual or extraordinary general meeting of shareholders, nominations of persons for election to its board of directors and the proposal of business to be considered by shareholders may be made only (i) pursuant to Keenova’s notice of meeting, (ii) by the board of directors, (iii) by any shareholders pursuant to the valid exercise of power granted to them under the Companies Act, or (iv) such nomination or business that the chairman of the meeting or the board of directors determines is properly brought before the meeting by a shareholder who is entitled to vote at the meeting and who has complied with the advance notice procedures provided for in the Memorandum and Articles of Association.

In order to comply with the advance notice procedures of Keenova’s Memorandum and Articles of Association, a shareholder must give written notice to Keenova’s secretary on a timely basis. To be timely for an annual general meeting, notice must be delivered not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual general meeting, provided, however, that in the event that no annual general meeting was held in the previous year or the date of the annual general meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the member must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual general meeting and not later than the close of business on the later of the 90th day prior to the date of such annual general meeting or, if the first public announcement of the date of such annual general meeting is less than 100 days prior to the date of such annual general meeting, the 10th day following the day on which public announcement is first made of the date of the annual general meeting. In no event shall the public announcement of an adjournment, recess, rescheduling or postponement of an annual general meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice.

To be timely for an extraordinary general meeting, notice must be delivered not earlier than the close of business on the 120th day prior to the date of such extraordinary general meeting and not later than the close of business on the 90th day prior to the date of such extraordinary general meeting or, if the first public announcement of the date of such extraordinary general meeting is less than 100 days prior to the date of such extraordinary general meeting, the 10th day following the day on which public announcement is first made of the date of the extraordinary general meeting and of the nominees proposed by the board of directors to be elected at such meeting. In no event shall the public announcement of an adjournment, recess, rescheduling or postponement of an extraordinary general meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice.

In addition, whether relating to an annual or extraordinary general meeting, to be timely, a shareholder’s notice must be updated and supplemented, if necessary, so the information provided or required to be provided is true and correct as of the record date for the meeting and as of the date that is 10 days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof. Such update and supplement shall be delivered to Keenova’s secretary not later than (i) the later of (a) 10 days after the record date for the meeting or (b) the first public announcement of the date of notice of such record date in the case of the update and supplement required to be made as of the record date, and (ii) 8 days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof in the case of the update and supplement required to be made as of 10 days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof. In addition, with respect to nominations, the shareholder must provide to Keenova reasonable evidence of compliance with Rule 14a‑19 under the Exchange Act no later than 5 business days prior to the meeting or, if practicable, any adjournment, recess, rescheduling or postponement thereof (or, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned, recessed, rescheduled, or postponed).

For nominations to the board, the notice must include (i) the name, age, business and residence address of such director nominee, (ii) principal occupation or employment of such director nominee (present and for the past 5 years), (iii) completed and signed questionnaire and representation and agreement as prescribed in the Memorandum and Articles of Association, (iv) all information about the director nominee that is required to be disclosed by SEC rules regarding the solicitation of proxies for the election of directors pursuant to Section 14 under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director for the full term if elected), and(v) a description of all direct and indirect compensation and other material monetary agreements or arrangements during the past three years, any other material relationships between the nominating shareholder, and their affiliates and associates or others acting in concert, and the proposed nominee and his or her affiliates and associates and other concert parties (including, but not limited to, all biographical and related party transaction and other information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K under the Exchange Act). In addition to the notice, Keenova can require the nominating shareholder, before the applicable annual or extraordinary general meeting, to provide within 5 business days of any such request such other information as Keenova may reasonably require to determine the (a) eligibility of the proposed nominee, (b) whether the proposed nominee qualifies as an “independent director” or “audit committee financial expert”, or (c) such information that the board of directors determines could be material to reasonably understand the independence, or lack thereof, of such nominee.

For other business that a shareholder proposes to bring before the meeting, the notice must include a brief description of the business, the reasons for proposing the business at the meeting, the text of the proposal or wording (including the text of any proposed resolutions for consideration and if such business includes a proposal to amend the Memorandum and Articles of Association of Keenova, the text of the proposed amendment), a discussion of any material interest of the shareholder or beneficial owner and each of their respective affiliates or associates, or others acting in concert therewith in the business and a description of all arrangements between the shareholder(s) or beneficial owner(s) and each of their respective affiliates or associates, or others acting in concert therewith and any other person or persons in connection with the proposal.

Whether the notice relates to a nomination to the board of directors or to other business to be proposed at the meeting, the notice also must include information about (i) the shareholder (including the name and address as they appear on the register) and of such beneficial owner if any, and any persons acting in concert, (ii) a representation that the shareholder holds shares carrying voting rights entitled to vote at such meeting, will continue to be a holder of such shares carrying voting rights entitled to vote at such meeting through the date of such meeting, and intends to appear in person or by proxy at the meeting to make such nomination or propose such business, (iii) the shareholder’s holdings of Keenova shares (as well as “Derivative Instruments” or “Short Interests” with respect to Keenova shares, as defined in the Memorandum and Articles of Association), (iv) any arrangements giving the shareholder the right to vote shares of Keenova, (v) any rights to dividends on the Keenova shares that are separated or separable from the underlying Keenova shares, (vi) any proportionate interest in Keenova’s shares or “Derivative Instruments,” held by a general or limited partnership in which the shareholder has an interest, (vii) any performance-related fees (other than an asset-based fee) that the shareholder is entitled to base on any increase or decrease in the value of the Keenova shares, “Derivative Instruments,” or “Short Interests” (viii) any significant equity interests or any “Derivative Instruments” or “Short Interests” in any of Keenova’s principal competitors held by the shareholder, (ix) any interest of the shareholder in any contract with, or any litigation involving, Keenova or any of its affiliates or principal competitors, (x) where the notice involves a nomination or other soliciting activity, the identity of each participant in the solicitation and a representation of the member’s intent to solicit proxies in support thereof, including an undertaking to deliver a proxy statement and form of proxy to holders representing at least 67% of the voting power, (xi) certification that the shareholder, any beneficial owner and their affiliates and associates have complied with all applicable legal requirements in connection with their acquisition and holding of Keenova securities and their conduct as shareholders, (xii) the names and addresses of other shareholders known to the notifying member to be financially or otherwise materially supporting the nomination or proposal and, to the extent known, details of their holdings and relevant Derivative Instruments or Short Positions, (xiii) any information that would be required to be set forth in a Schedule 13-D filed pursuant to the Exchange Act, and (xiv) any other information that would be required to be disclosed by SEC rules regarding solicitation of proxies for the director nomination and/or other business to be proposed at the meeting.

The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed in accordance with these procedures (as set out in Keenova’s Memorandum and Articles of Association), and if any proposed business is not in compliance with these provisions, to declare that no action shall be taken in respect of such defective proposal and that it shall be disregarded.

In addition, the Companies Act provides that shareholders holding not less than 10% of the total voting rights may call an extraordinary general meeting for the purpose of considering director nominations or other proposals, as described above under “—Extraordinary General Meetings of Shareholders.”

Inspection of Books and Records

Under Irish law, shareholders have the right to: (i) receive a copy of the Memorandum and Articles of Association of Keenova and any act of the Irish legislature which alters the Memorandum and Articles of Association of Keenova, (ii) inspect and obtain copies of the minutes and resolutions of general meetings of Keenova, (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by Keenova, (iv) receive copies of statutory financial statements and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting, and (v) receive any statutory financial statement of a subsidiary company of Keenova which have previously been sent to shareholders prior to an annual general meeting for the preceding 10 years. The auditors of Keenova also have the right to inspect all books, records and vouchers of Keenova. The auditors’ report must be circulated to the shareholders 21 days before the annual general meeting with Keenova’s financial statements prepared in accordance with the Companies Act and must be available to the shareholders at Keenova’s annual general meeting.

Acquisitions

There are a number of mechanisms for acquiring an Irish public limited company, including:
(i)a court-approved scheme of arrangement under the Companies Act. A scheme of arrangement with shareholders requires a court order from the High Court of Ireland and the approval of a majority in number representing 75% in value of the shareholders present and voting in person or by proxy at a meeting called to approve the scheme;
(ii)through a tender offer or takeover offer by a third party for all of the shares of Keenova. Where the holders of 80% or more of Keenova’s shares have accepted an offer by a bidder for their shares in Keenova, the remaining shareholders may be statutorily required to also transfer their shares to such bidder. If the bidder does not exercise its “squeeze out” right, then the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms. If shares of Keenova were listed on the main market of the Irish Stock Exchange or another regulated stock exchange in the European Economic Area (the European Economic Area includes all member states of the E.U. and Norway, Iceland and Liechtenstein), this threshold would be increased to 90%; and
(iii)it is also possible for Keenova to be acquired by way of a merger with an E.U.-incorporated public company under the E.U. Cross Border Merger Directive 2017/1132 (as amended). Such a merger must be approved by a special resolution. If Keenova is being merged with another E.U. public company under the E.U. Cross Border Merger Directive 2017/1132 (as amended) and the consideration payable to Keenova’s shareholders is not all in the form of cash, Keenova’s shareholders may be entitled to require their shares to be acquired at fair value.

Irish law does not generally require shareholder approval for a sale, lease or exchange of all or substantially all of a company’s property and assets. However, Keenova’s Memorandum and Articles of Association provide that certain transactions require shareholder approval, as described below under “Anti-Takeover Provisions – Business Combinations with Interested Shareholders”.

Appraisal Rights

Generally, under Irish law, shareholders of an Irish company do not have dissenters’ or appraisal rights. Under the European Communities (Cross-Border Mergers) Regulations 2008 (as amended) governing the merger of an Irish company limited by shares such as Keenova and a company incorporated in the European Economic Area, a shareholder (i) who voted against the special resolution approving the transaction or (ii) of a company in which 90% of the shares are held by the other party to the transaction has the right to request that the company acquire its shares for cash at a price determined in accordance with the share exchange ratio set out in the transaction.

In an acquisition effected by a scheme of arrangement under Irish law, 100% of the ordinary shares of a company may be acquired following a shareholder resolution approved by at least a majority in number of the registered shareholders representing 75% of votes cast and approved by the Irish High Court.

In the event of a takeover of Keenova by a third party in accordance with the Companies Act where the holders of 80% or more in value of a class of Keenova’s shares (excluding any shares already beneficially owned by the bidder) have accepted an offer for their shares, the remaining shareholders in that class may be statutorily required to transfer their shares, unless, within one month, the non-tendering shareholders can obtain an Irish court order otherwise providing. If the bidder does not exercise this “squeeze out” right, the non-accepting shareholders also have a statutory right to require the bidder to acquire their shares on the same terms as the original offer, or such other terms as the bidder and the non-tendering shareholders may agree or on such terms as an Irish court, on application of the bidder or non-tendering shareholder, may order.

Disclosure of Interests in Shares

Under the Companies Act, there is a notification requirement for shareholders who acquire or cease to be interested in 3% of the shares of an Irish public company. A shareholder of Keenova must notify Keenova (but not the public at large) if as a result of a transaction the shareholder will be interested in 3% or more of any class of shares of Keenova carrying voting rights; or if as a result of a transaction a shareholder who was interested in more than 3% of any class of shares of Keenova carrying voting rights ceases to be so interested. Where a shareholder is interested in more than 3% of any class of shares of Keenova carrying voting rights, any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction, must be notified to Keenova (but not the public at large). The relevant percentage figure is calculated by reference to the aggregate par value of the class of shares in which the shareholder is interested as a proportion of the entire par value of the issued shares of that class. Where the percentage level of the shareholder’s interest does not amount to a whole percentage, this figure may be rounded down to the next whole number. All such disclosures must be notified to Keenova within five business days of the transaction or alteration of the shareholder’s interests that gave rise to the requirement to notify. Where a person fails to comply with the notification requirements described above, no right or interest of any kind whatsoever in respect of any shares in Keenova concerned, held by such person, will be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, such person may apply to the Irish High Court to have the rights attaching to the shares concerned reinstated.

In addition to the above disclosure requirement, Keenova, under the Companies Act, may by notice in writing require a person whom Keenova knows or has reasonable cause to believe to be or, at any time during the three years immediately preceding the date on which such notice is issued, to have been interested in shares comprised in Keenova’s relevant share capital: (i) to indicate whether or not it is the case, and (ii) where such person holds or has during that time held an interest in any class of shares of Keenova carrying voting rights to give such further information as may be required by Keenova, including particulars of such person’s own past or present interests in such class of shares of Keenova. Any information given in response to the notice is required to be given in writing within such reasonable time as may be specified in the notice.

Where such a notice is served by Keenova on a person who is or was interested in shares of Keenova carrying voting rights and that person fails to give Keenova any information required within the reasonable time specified, Keenova may apply to the court for an order directing that the affected shares be subject to certain restrictions.

Under the Companies Act, the restrictions that may be placed on the shares by the court are:

(i)any transfer of those shares, or in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, is void;
(ii)no voting rights are exercisable in respect of those shares;
(iii)no further shares may be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and
(iv)no payment may be made of any sums due from Keenova on those shares, whether in respect of capital or otherwise.

Where the shares in Keenova are subject to these restrictions, the court may order the shares to be sold and may also direct that the shares will cease to be subject to these restrictions.

In addition to the above statutory obligations, Keenova’s Memorandum and Articles of Association also empower the board to issue investigation notices and disclosure notices requiring information about interests in Keenova’s shares (including the identity of ultimate beneficial owners and interests held through a chain of intermediaries); failure to comply may result in the board serving a disenfranchisement notice, designating the relevant shares as “Default Shares” (as defined in the Memorandum and Articles of Association).

Anti-Takeover Provisions

Business Combinations with Interested Shareholders

Keenova’s Memorandum and Articles of Association include a provision which generally prohibits Keenova from engaging in a business combination with an interested shareholder (defined as “Interested Member”) for a period of three years following the date the person became an interested shareholder, unless, in general:

•the Keenova board of directors approved the transaction which resulted in the shareholder becoming an “Interested Member”;
•upon consummation of the transaction which resulted in the shareholder becoming an “Interested Member”, the shareholder owned at least 85% of the voting shares outstanding at the time of commencement of such transaction, excluding for purposes of determining the number of voting shares outstanding (but not the outstanding voting shares owned by the “Interested Member”), voting shares owned by persons who are directors and also officers and by certain employee share plans; or
•at or subsequent to such time the business combination is approved by the Keenova board of directors and authorized by a special resolution of Keenova’s shareholders (excluding the “Interested Member”).

A “Business Combination” is generally defined in the Memorandum and Articles of Association as a merger, scheme of arrangement, asset or share sale or other transaction resulting in a financial benefit to the interested shareholder. An “Interested Member” is generally defined as a person who, together with affiliates and associates, owns or, within three years prior to the date in question, owned 15% or more of the outstanding voting shares of Keenova.

Shareholder Rights Plans and Share Issuances

Irish law does not expressly prohibit companies from issuing share purchase rights or adopting a shareholder rights plan (commonly known as a “poison pill”) as an anti-takeover measure. However, there is no directly relevant case law on the validity of such plans under Irish law.

Keenova’s Memorandum and Articles of Association allow the board to adopt a shareholder rights plan upon such terms and conditions as the board deems expedient and in the best interests of Keenova, subject to applicable law.

The board also has power to cause Keenova to issue any of its authorized and unissued shares on such terms and conditions as the board may determine (as described under “—Share Capital”) and any such action must be taken in the best interests of Keenova. It is possible, however, that the terms and conditions of any issue of preferred shares could discourage a takeover or other transaction that holders of some or a majority of the ordinary shares believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares.

Irish Takeover Rules

The Irish Takeover Panel (the “Panel”) is a statutory body responsible for monitoring and supervising public company takeovers and over relevant transactions in Ireland and was established by the Irish Takeover Panel Act, 1997 (the “Act”). For purposes of the Act, a relevant company includes public limited companies or other bodies corporate incorporated in Ireland whose securities are currently being traded, or (if the subject of a takeover or other relevant proposal) were traded within the previous five years, on the Irish Stock Exchange, the London Stock Exchange, the New York Stock Exchange and/or Nasdaq. In October 2024, based solely on a submission to the Panel on behalf of Keenova, the Panel granted a waiver from the general application of the Irish Takeover Rules (the “Rules”) until 12 October 2025, being the end of the five-year period that the Rules would have remained applicable to Mallinckrodt following its delisting on 12 October 2020.

Corporate Governance

The Memorandum and Articles of Association of Keenova delegate the day-to-day management of Keenova to its board of directors. The board of directors may then delegate management of Keenova to committees, executives or to a management team, but regardless, the directors remain responsible, as a matter of Irish law, for the proper management of the affairs of Keenova. Committees may meet and adjourn as they determine proper. Unless otherwise determined by the board of directors, the quorum necessary for the transaction of business at any committee meeting shall be a majority of the members of such committee then in office unless the committee shall consist of one or two members, in which case one member shall constitute a quorum.

Election of Directors

The Companies Act provides for a minimum of two directors. Keenova’s Memorandum and Articles of Association provide for a minimum of two directors and a maximum of 20 directors. The shareholders of Keenova may from time to time increase or reduce the maximum number, or increase the minimum number, of directors by a special resolution amending the Memorandum and Articles of Association.

At each annual general meeting of Keenova, all the directors shall retire from office and be eligible for re-election. Upon the resignation or termination of office of any director, if a new director shall be appointed to the board he will be designated to fill the vacancy arising. In the event that an election results in either only one or no directors receiving the required majority vote, either the nominee or each of the two nominees receiving the greatest number of votes in favor of his or her election, in accordance with Keenova’s Memorandum and Articles of Association, hold office until his or her successor shall be elected.

Each nominee shall be appointed by ordinary resolution. Any nominee for director who does not receive a majority of the votes cast is not elected to the board of directors of Keenova and the position that would have been filled by such nominee will become vacant. Incumbent directors who are subject to re-election who do not receive a majority of the votes cast at the annual general meeting of Keenova are not re-elected to the board of directors, and immediately following the annual general meeting, will no longer be members of the board of directors unless re-appointed in accordance with Keenova’s Memorandum and Articles of Association. In the event that the number of persons who are validly nominated for election or re-election as directors at any general meeting exceeds the maximum number of directors, then those nominees in number equal to the available director positions who receive the highest number of votes in favour of their election by the shareholders present in person or represented by proxy at such meeting and entitled to vote on the election of directors shall be appointed.

No person shall be appointed director unless nominated in accordance with the Memorandum and Articles of Association of Keenova. Keenova’s Memorandum and Articles of Association provide that with respect to an annual or extraordinary general meeting of shareholders, nominations of persons for election to the board of directors and the proposal of business to be considered by shareholders may be made only (i) pursuant to Keenova’s notice of meeting, (ii) by the board of directors, (iii) by any shareholders pursuant to the valid exercise of power granted to them under the Companies Act, (iv) a shareholder who is entitled to vote at the meeting and who has complied with the advance notice procedures provided for in Keenova’s Memorandum and Articles of Association or (v) by holders of any class of shares in Keenova then in issue having special rights to nominate or appoint directors in accordance with the terms of issue of such class or series, but only to the extent provided in such terms of issue. In addition, the Companies Act provides that shareholders holding not less than 10% of the total voting rights may call an extraordinary general meeting for the purpose of considering director nominations or other proposals.

Directors shall be appointed as follows:
(i)by shareholders by ordinary resolution at the annual general meeting in each year or at any extraordinary general meeting called for the purpose;
(ii)by the board in accordance with the Memorandum and Articles of Association of Keenova; or
(iii)so long as there is in office a sufficient number of directors to constitute a quorum of the board in accordance with the Memorandum and Articles of Association of Keenova, the directors shall have the power at any time and from time to time to appoint any person to be director, either to fill a vacancy in the board or as an addition to the existing directors but so that the total number of directors shall not any time exceed the maximum number provided for in the Memorandum and Articles of Association. A director so appointed shall hold office only until the next following annual general meeting.

Vacancies on the Board of Directors

Keenova’s Memorandum and Articles of Association provide that the directors have the authority to appoint one or more directors to the Keenova board of directors, subject to the maximum number of directors allowed for in the Memorandum and Articles of Association. A vacancy caused by the removal of a director may be filled at the meeting at which the director is removed by ordinary resolution of Keenova’s shareholders, subject to compliance with the applicable advance notice requirements for the election of directors, see above at “- Requirements for Advance Notification of Director Nominations and Proposals of Shareholders”. If shareholders do not appoint a director to fill such vacancy within 45 days after the occurrence of such vacancy, it may be filled by the board of directors.

Any director appointed by the other directors will hold office until the next annual general meeting of Keenova. During any vacancy on the board, the remaining directors will have full power to act as the board but, if and so long as, their number is reduced below the minimum number, the continuing directors may act for increasing the number of directors to that minimum number or for summoning a general meeting of Keenova but for no other purpose.

Removal of Directors

The Companies Act provides that, notwithstanding anything contained in the memorandum and articles of association of a company or in any agreement between that company and a director, the shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term at a meeting held on no less than 28 days’ notice and at which the director is entitled to be heard. Accordingly, the shareholders of Keenova may by an ordinary resolution remove a director from office before the expiration of his or her term (notwithstanding any agreement between Keenova and the director). The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) which the director may have against Keenova in respect of his or her removal.

Amendment of Governing Documents

Irish companies, including Keenova, may only alter their memorandum and articles of association with the approval of a special resolution of a general meeting of the company.

Duration; Dissolution; Rights upon Liquidation

Keenova’s corporate existence has unlimited duration. Keenova may be dissolved at any time by way of either a shareholders’ voluntary winding up or a creditors’ voluntary winding up. In the case of a shareholders’ voluntary winding up, a special resolution of the shareholders of Keenova is required. Keenova may also be dissolved by way of court order on the application of a creditor, or by the Irish Companies Registration Office as an enforcement measure where Keenova has failed to file certain returns. Keenova may also be dissolved by the Irish Corporate Enforcement Authority in Ireland where the affairs of Keenova have been investigated by an inspector and it appears from the report or any information obtained by the Irish Corporate Enforcement Authority that Keenova should be wound up.

The rights of the shareholders to a return of Keenova’s assets on dissolution or winding up, following the settlement of all claims of creditors, may be prescribed in Keenova’s Memorandum and Articles of Association or the terms of any preferred shares issued by the directors of Keenova from time to time. The holders of preferred shares in particular may have the right to priority in a dissolution or winding up of Keenova. If the Memorandum and Articles of Association contain no specific provisions in respect of a dissolution or winding up, then, subject to the priorities of any creditors, the assets will be distributed to shareholders in proportion to the paid-up par value of the shares held. Keenova’s Memorandum and Articles of Association provide that the ordinary shareholders of Keenova are entitled to participate pro rata in a winding up, but their right to do so may be subject to the rights of any preferred shareholder to participate under the terms of any series or class of preferred shares. Keenova’s Memorandum and Articles of Association provide that holders of Keenova’s ordinary A shares are entitled to participate on winding up of Keenova, such entitlement to be limited to the repayment of the amount paid up or credited as paid up on those ordinary A shares, and such amount is payable solely after the ordinary shareholders have first received an amount equal to the paid‑up or credited as paid‑up amount on those ordinary shares, together with US$100,000,000 in cash per ordinary share.

Uncertificated Shares

Holders of ordinary shares of Keenova do not have the right to require Keenova to issue certificates for their shares. Keenova only issues uncertificated ordinary shares.

Stock Exchange Listing

Keenova’s ordinary shares are not currently listed on any Irish Stock Exchange (including Euronext Dublin) or any other exchange. Prior to our emergence from its 2023 Chapter 11 cases and Irish examinership proceedings (together, the “2023 Bankruptcy Proceedings”), our ordinary shares were traded on the NYSE American LLC (“NYSE American”) under the ticker symbol “MNK.” On September 6, 2023, the NYSE filed a Form 25 with the SEC to delist our ordinary shares from the NYSE American. The delisting became effective September 16, 2023. Our ordinary shares began trading on the Pink Open Market (formerly known as the OTC Pink Marketplace) on August 29, 2023 under the symbol “MNKTQ.” On the Effective Date, upon emergence from the 2023 Bankruptcy Proceedings, all of our outstanding ordinary shares were cancelled and we ceased trading on the Pink Open Market. Following our emergence from the 2023 Bankruptcy Proceedings, our ordinary shares are not listed on any Irish Stock Exchange (including Euronext Dublin) or any other exchange.

No Sinking Fund

The Keenova ordinary shares have no sinking fund provisions.

Transfer and Registration of Shares

Keenova’s official share register is maintained by its transfer agent and the transfer agent’s affiliates. Registration in this share register is determinative of membership in Keenova. A shareholder of Keenova who holds shares beneficially is not the holder of record of such shares. Instead, the depository or other nominee is the holder of record of such shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through the same depository or other nominee is not registered in Keenova’s official share register, as the depository or other nominee remains the record holder of such shares. Under Irish law, rights attaching to Keenova’s shares, including those outlined in this Exhibit 4.1 are generally only exercisable by the legal owner of the relevant shares on Keenova’s official Irish share register. A shareholder holding through a depository may only exercise such rights by either procuring the transfer of the shares from the depository into their direct legal ownership or by procuring the exercise by the depository nominee of those rights on their behalf in accordance with the applicable terms, procedures and rules of the depository.

A written instrument of transfer is required under Irish law in order to register on Keenova’s official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially to a person who holds such shares directly, or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer also is required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty which must be paid prior to registration of the transfer on Keenova’s official Irish share register. However, a shareholder who directly holds shares may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty, provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not made in contemplation of a sale of the shares by a beneficial owner to a third party.

Keenova may, in its absolute discretion, pay (or cause one of its affiliates to pay) any stamp duty. Keenova’s Memorandum and Articles of Association provide that, in the event of any such payment, Keenova (i) may seek reimbursement from the buyer, (ii) will have a lien against the Keenova ordinary shares acquired by such buyer and any dividends paid on such shares and (iii) may set-off the amount of the stamp duty against future dividends on such shares.

Keenova’s Memorandum and Articles of Association delegate to Keenova’s secretary and certain other persons and delegates the authority to execute an instrument of transfer on behalf of a transferring party.

The directors of Keenova, in their absolute discretion, may decline to recognize any instrument of transfer unless (i) it is accompanied by such evidence as the directors may reasonably require to show the right of the transferor to make the transfer, (ii) it is in respect of one class of share only, (iii) the instrument of transfer is properly stamped (if required to be stamped), (iv) a fee of EUR10 or such lesser amount as the directors may from time to time require, is paid to Keenova in respect of it, (v) it is in favor of not more than four transferees, (vi) it is lodged at the registered office of Keenova or at such other place as the directors may appoint, (vii) the board of directors is satisfied, acting reasonably, that all applicable consents, authorisations, permission or approvals of any governmental body or agency in Ireland and any other applicable jurisdiction required under law for the transfer are obtained, and (viii) the board of directors is satisfied, acting reasonably, the tranfer would not violate the terms of any agreement that Keenova (or any of its subsidiaries) and the transferor are a party or subject to. In the case of a transfer of shares by means other than a sale through a stock exchange on which the shares are listed, the directors have absolute discretion and without assigning any reason therefor to decline to register such transfer of a share that is not fully paid or that is transferred to or by a minor or person of unsound mind.

The transferor shall be deemed to remain the legal holder of the share until the name of the transferee is entered on the register in respect thereof.

The registration of transfers may be suspended by the directors at such times and for such period, not exceeding 30 days in each year, as the directors may from time to time determine.

Transfer Agent and Registrar

The transfer agent and registrar for Keenova ordinary shares is Computershare Trust Company, N.A.